                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                   --------
                                   FORM 8-K
                               (Amendment No. 2)
                                   --------

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):     June 16, 1999 (January 5, 1999)



                             MAXXIM MEDICAL, INC.
                             --------------------
            (Exact name of registrant as specified in its charter)



      TEXAS                            0-18208         76-0291634
     -------------------------------------------------------------------
     (State or Other Jurisdiction    (Commission       (IRS Employer
         of Incorporation)           File Number)    Identification No.)



              10300 49/th/ Street North, Clearwater, Florida 33762
              ----------------------------------------------------
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: 727-561-2100
                                                           ------------



================================================================================


Item 7:  Financial Statements and Exhibits

     (a)  Pro forma financial information.

              INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
         Unaudited Pro Forma Financial Data                                          2

         Unaduited Condensed Consolidated Pro Forma Statement of Operations          3

         Notes to Unaudited Condensed Consolidated Pro Forma Financial
          Statement                                                                  4

     (b) Financial statements of businesses acquired.

              INDEX TO FINANCIAL STATEMENTS OF CIRCON CORPORATION

                                                                                   Page
                                                                                   ----


         Consolidated Balance Sheets at December 31, 1997 and 1998                   5

         Consolidated Statements of Operations for the Years Ended
             December 31, 1996, 1997 and 1998                                        7

         Consolidated Statements of Shareholders' Equity for the Years Ended
             December 31, 1996, 1997 and 1998                                        8

         Consolidated Statements of Cash Flows for the Years Ended
             December 31, 1996, 1997 and 1998                                        9

         Notes to Consolidated Financial Statements                                 11

         Report of Independent Public Accountants                                   23

    (c)  Exhibits

    The following exhibits are filed as part of this report:

    2.1 Agreement and Plan of Merger, dated as of November 21, 1998, by and among Maxxim Medical, Inc., a Delaware corporation ("Parent"), MMI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and Circon Corporation, a Delaware corporation the ("Company") is incorporated by reference to Exhibit (c)(1) to the Registrant's Schedule 14D-1 filed with the Commission on November 30, 1998, as amended on December 10, 1998, January 5, 1999 and January 6, 1999.

   99.3 Press Release dated January 6, 1999, is incorporated by reference to Exhibit (a) (12) to Maxxim's Schedule 14D-1 filed with the Commission on November 30, 1998, as amended on December 10, 1998, January 5, 1999 and January 6, 1999.

                      UNAUDITED PRO FORMA FINANCIAL DATA

The following presents summary unaudited combined consolidated pro forma financial data of Maxxim Medical, Inc. (the "Company"), and Circon Corporation ("Circon"). The combined consolidated pro forma statement of operations was prepared as if the acquisition of Circon by the Company (the "Acquisition"), occurred on November 3, 1997.

The historical data of the Company for the fiscal year ended November 1, 1998 have been derived from the Company's audited consolidated financial statements. The historical data of Circon for the fiscal year ended December 31, 1998 have been derived from Circon's audited consolidated financial statements.

The unaudited combined consolidated pro forma statement of operations is based on assumptions and includes adjustments as explained in the notes thereto. The summary unaudited combined consolidated pro forma financial data do not necessarily reflect the results of operations of the Company and Circon that actually would have resulted had the Acquisition been consummated as of the date referred to above. Accordingly, such data should not be viewed as fully representative of the past performance of the Company or Circon or indicative of future results. The summary unaudited combined consolidated pro forma financial data should be read together with the Financial Statements and Notes of the Company and Circon included elsewhere and herein.

           CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (unaudited)



                                                    Maxxim            Circon
                                                  Historical        Historical                                           Pro Forma
                                                  Year Ended        Year Ended                                            Combined
                                                 November 1,       December 31,                                          Year Ended
                                                     1998              1998                 Pro Forma                   November 1,
                                                 As Reported        As Reported            Adjustments                      1998
                                                 -----------        -----------            -----------                   ---------

Net sales ....................................     $ 522,516           $152,637              $   <173>     (a)          $   674,980
Cost of sales.................................       381,638             69,931                   <72>     (a)              451,497
                                                 -----------        -----------          ---------------             ---------------
Gross profit..................................       140,878             82,706                  <101>                      223,483
Selling, general and administrative expense           94,410             78,264                 2,776      (b)              175,450
                                                 ------------       -----------          ---------------             ---------------
Income from operations........................        46,468              4,442                <2,877>                       48,033
Tender offer, merger and other expenses                    -             (1,775)                1,775      (c)                    -
Interest expense, net ........................       (13,998)            (3,401)              <17,431>     (d)              (34,830)
Other income, net.............................         1,620               (336)                    -                         1,284
                                                 ------------------------------          ---------------            ---------------
Income (loss) before income taxes.............        34,090             (1,070)              (18,533)                       14,487

Income taxes..................................        14,454              1,503                (5,529)     (e)               10,428
                                                 ------------------------------          ---------------            ---------------
Net income....................................     $  19,636           $ (2,573)             $(13,004)                  $     4,059
                                                 ==============================          ===============            ===============
Basic earnings per share .....................     $    1.55           $  (0.19)                                        $       .32
                                                 ==============================                                     ===============
Basic weighted average shares outstanding.....        12,665             13,392                                              12,665
                                                 ==============================                                     ===============
Diluted earnings per share ...................     $    1.50           $  (0.19)                                        $       .31
                                                 ==============================                                     ===============
Diluted weighted average shares outstanding...        13,124             13,392                                              13,030
                                                 ==============================                                     ===============

         NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENT
                 (Dollars in thousands, except per share data)

     Effective January 6, 1999 the Company successfully completed a tender offer for Circon. Upon the completion of the merger of Circon and Maxxim on January 8, 1999, all of the outstanding stock of Circon was purchased for $15.00 per share or approximately $260,000 including the repayment of approximately $32,500 of Circon debt and certain fees and expenses incurred in connection with the acquisition. The Company obtained all funds required in connection with the acquisition through a bank loan, pursuant to the Third Amended and Restated Credit Agreement, date as of January 4, 1999. This new Credit Agreement replaced the Company's previous credit facility. The Credit Agreement provides for a term loan of $200,000 and a $125,000 revolving line of credit. The assets acquired in the Circon acquisition consist primarily of accounts receivable, inventory, furniture and equipment, intangible assets and owned or leased facilities in Stamford, Connecticut; Norwalk, Ohio; Racine, Wisconsin and Santa Barbara, California. Circon markets medical devices for diagnosis and minimally invasive surgery and general surgery. This acquisition was accounted for by the purchase method of accounting and approximately $144,147 of intangible assets were recorded in connection with the transaction (approximately $13,488 related to patents and $130,659 related to goodwill). Patents are being amortized over 15 years and goodwill is being amortized over 30 years, using the straight-line method in each case.

     Giving effect to the above, the Acquisition resulted in the following:


Assets Acquired
  Current assets..............................................         $ 84,499
  Property and equipment......................................           51,710
  Other assets................................................            5,750
  Goodwill and intangibles....................................          144,147
                                                                       --------
                                                                       $286,106
                                                                       ========


Liabilities Assumed and Considered Paid
  Current liabilities.........................................         $ 53,609
  Long-term debt..............................................            2,370
  Other liabilities...........................................              467
  Cash paid...................................................          229,660
                                                                       --------
                                                                       $286,106
                                                                       ========

     (a) Reflects an adjustment to eliminate sales between Maxxim and Circon.

     (b) Reflects increased amortization related to costs in excess of net assets acquired, amortized over 30 years for Goodwill and 15 years for other patents.

                                                                      Year Ended
                                                                      November 1,
                                                                         1998
                                                                      -----------

Amortization of goodwill of $130,659..........................          $ 4,355
Amortization of patents of $13,488............................              899
Less Circon historical amortization...........................           (2,478)
                                                                        -------
                                                                        $ 2,776
                                                                        =======

     (c) Reflects an adjustment to remove expenses related to the merger and recorded by Circon.

     (d) Pro forma interest expense, which includes amortization of deferred financing costs of $931, has been calculated on pro forma debt levels and applicable interest rates after giving effect to the Acquisition.

     (e) Reflects an adjustment to income tax expense to tax effect the pro forma adjustments at the combined state and federal statutory rate of 39%. In calculating the tax adjustment, the goodwill amortization as calculated in
(b) above has not been tax effected as it is non-deductible for tax purposes.

                       CIRCON CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                                     ASSETS

                                 (In thousands)

                                                                December 31,         December 31,
                                                                    1997                 1998
                                                                ------------         ------------
CURRENT ASSETS:
   Cash and temporary cash investments                            $  3,660           $  5,143
   Marketable securities                                             1,115              1,163
   Accounts receivable, net of allowances of
     $1,606 in 1997 and $2,060 in 1998                              33,535             33,505
   Inventories (note 10)                                            38,489             37,560
   Prepaid expenses and other assets                                 1,959              1,199
   Deferred income taxes (note 14)                                   5,172              6,496
                                                                  --------           --------

                  Total current assets                              83,930             85,066
                                                                  --------           --------

DEFERRED INCOME TAXES (note 14)                                      1,289                 --

PROPERTY, PLANT AND EQUIPMENT, NET (note 11)                        53,503             51,710

OTHER ASSETS, at cost net of accumulated amortization (note 12)     30,635             25,441
                                                                  --------           --------

                  Total assets                                    $169,357           $162,217
                                                                  ========           ========

                 The accompanying notes are an integral part of
                       theses consolidated balance sheets.

                       CIRCON CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1997 AND 1998

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                       (In thousands except share amounts)



                                                       December 31, December 31,
                                                           1997        1998
                                                       ------------ ------------

CURRENT LIABILITIES:
   Current maturities of long-term debt obligations     $     390    $     405
   Accounts payable                                         4,629        8,790
   Accrued liabilities (note 13)                           10,892       14,158
   Customer deposits                                          688          935
                                                        ---------    ---------

   Total current liabilities                               16,599       24,288
                                                        ---------    ---------

NONCURRENT LIABILITIES
Long-term obligations (note 15)                            48,799       34,894

DEFERRED INCOME TAXES (note 14)                                --          443

COMMITMENTS AND CONTINGENCIES (see note 20)                    --           --

SHAREHOLDERS' EQUITY:
Preferred stock: $0.01 par value
     1,000,000 shares authorized,none
     outstanding
Common stock: $0.01 par value
     50,000,000 shares authorized
     13,293,812 and 13,462,703 issued and outstanding
     in 1997 and 1998, respectively                           133          135
   Additional paid-in capital                             105,079      107,185
   Accumulated other comprehensive loss                    (1,197)      (2,099)
   Accumulated deficit                                        (56)      (2,629)
                                                        ---------    ---------

   Total shareholders' equity                             103,959      102,592
                                                        ---------    ---------


   Total liabilities and shareholders' equity           $ 169,357    $ 162,217
                                                        =========    =========


                 The accompanying notes are an integral part of
                       theses consolidated balance sheets.

                       CIRCON CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

              For the years ended December 31, 1996, 1997, and 1998

                     (In thousands except per share amounts)

                                                                      1996         1997         1998
                                                                   ---------    ---------    ---------
NET SALES                                                          $ 153,779    $ 159,954    $ 152,637

     Cost of sales                                                    67,901       71,962       69,931
                                                                   ---------    ---------    ---------

GROSS PROFIT                                                          85,878       87,992       82,706

OPERATING EXPENSES:
   Research and development                                           11,896       10,941       10,828
   Selling, general and administrative                                64,644       66,330       64,673
   Facilities shutdown expense (see note 3)                            2,629           --           --
   Reorganization (see note 7)                                            --          512           --
   Write down of intangibles (see note 6)                                 --           --        2,763
                                                                   ---------    ---------    ---------

   Total operating expenses                                           79,169       77,783       78,264

INCOME FROM OPERATIONS                                                 6,709       10,209        4,442

   Tender offer, merger and other expenses (see notes 1, 5 & 20)      (3,000)          --       (1,775)
   Interest income                                                       347          247           76
   Interest expense                                                   (4,199)      (4,062)      (3,477)
   Other income (expense), net                                           141          131         (336)
                                                                   ---------    ---------    ---------

INCOME (LOSS) BEFORE INCOME TAXES                                         (2)       6,525       (1,070)

   Provision (benefit) for income taxes                                  (73)       2,276          664
   Non-recurring tax provision (benefit) (see note 6)                 (2,000)        (850)         839
                                                                   ---------    ---------    ---------

NET INCOME (LOSS)                                                  $   2,071    $   5,099    $  (2,573)
                                                                   =========    =========    =========

EARNINGS (LOSS) PER SHARE BASIC:                                   $    0.16    $    0.38    $   (0.19)
                                                                   =========    =========    =========
EARNINGS (LOSS) PER SHARE DILUTED:                                 $    0.16    $    0.37    $   (0.19)
                                                                   =========    =========    =========

Weighted Average Number of Shares of Common
Stock and Equivalents Outstanding:
BASIC                                                                 12,828       13,260       13,392
                                                                   ---------    ---------    ---------
DILUTED                                                               13,339       13,658       13,392
                                                                   ---------    ---------    ---------

                 The accompanying notes are an integral part of
                         these consolidated statements.

                      CIRCON CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             For the Years Ended December 31, 1996, 1997, and 1998
                    (In thousands, except per share amounts)


                                                                                                    Accumulated Other
                                                           Shares     Common     Additional           Comprehensive
                                                           Issued     Stock    Paid-in Capital        Income (Loss)
                                                      -------------------------------------------------------------------
Balance January 1, 1996                                  12,564,079     $126          $ 94,928             $  ( 656 )

Tax benefit from exercise of stock options                        -        -             1,643                      -
Stock options exercised                                     675,667        6             7,855                      -
Comprehensive income
   Minimum pension liability                                      -        -                 -                    143
   Cumulative translation adjustment                              -        -                 -                     11
   Net income                                                     -        -                 -                      -
        Total comprehensive income                       -------------------------------------             ----------
Balance December 31, 1996                                13,239,746     $132          $104,426             $   ( 502 )

Tax benefit from exercise of stock options                        -        -               118                      -
Stock options exercised                                      53,613        1               528                      -
Stock issued to Circon Employee Stock
   Purchase Plan                                                453        -                 7                      -
Comprehensive income
   Cumulative translation adjustment                              -        -                 -                  ( 695 )
   Net income                                                     -        -                 -                      -
        Total comprehensive income                       -------------------------------------             ----------
Balance December 31, 1997                                13,293,812     $133          $105,079                ( 1,197 )

Tax benefit from exercise of stock options                        -        -               438                      -
Stock options exercised                                     165,712        2             1,624                      _
Stock issued to Circon Employee Stock
   Purchase Plan                                              3,179        -                44                      -
Comprehensive income
   Minimum pension liability (less tax
    benefit of $186)                                              -        -                 -                  ( 361 )
   Cumulative translation adjustment
    (less tax benefit of $279)                                    -        -                 -                  ( 541 )
   Net income                                                     -        -                 -                      -
        Total comprehensive income
                                                         -------------------------------------             ----------
Balance December 31, 1998                                13,462,703     $135          $107,185             $  ( 2,099 )
                                                         =====================================             ==========


                              Total
  Retained Earnings        Shareholders'
(Accumulated Deficit)         Equity
---------------------------------------------


    $ ( 7,226)              $ 87,172

             -                 1,643

             -                 7,861


             -                   143

             -                    11

         2,071                 2,071


    ----------              --------
                               2,225

    --------                --------
    $( 5,155 )              $ 98,901

             -                   118

             -                   529


             -                     7


             -                 ( 695)

         5,099                 5,099
    -----------             --------
                               4,404
    -----------             --------

    $   ( 56 )              $103,959

             -                   438

             -                 1,626


             -                    44



             -                 ( 361 )


             -                 ( 541)

       ( 2,573)              ( 2,573)
                            --------
                             ( 3,475)
--------------              --------
    $  ( 2,629)             $102,592
==============              ========

The cumulative foreign currency translation adjustment was $1,208, $1,197, and $1,738 at December 31, 1996, 1997, and 1998, respectively and is included as a component of accumulated other comprehensive income (loss). In addition, at December 31, 1998, the cumulative minimum pension liability was $361 and is included as a component of accumulated other comprehensive income (loss).

                 The accompanying notes are an integral part
                          of consolidated statement.

                       CIRCON CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1996, 1997 and 1998

                                 (In thousands)

                                              1996        1997        1998
                                            --------    --------    --------
CASH FLOWS FORM OPERATING ACTIVITIES

  Net income (loss)                         $  2,071    $  5,099    $ (2,573)

  Adjustment to reconcile net
     income (loss) to cash provided by
     operating activities:

Depreciation and amortization                  8,598       7,940       8,182
Deferred income taxes                         (5,196)      1,411         873
Loss on disposals                                 66           5          --
Write down of intangibles                         --          --       2,763

Changes in assets and liabilities:
     Accounts receivable                      (1,958)     (5,038)         30
     Inventory                                (3,478)     (3,366)        929
     Prepaid expenses and other assets         1,530         209         760
     Current liabilities                        (380)     (2,048)      7,142
     Other                                       143          --        (149)
                                            --------    --------    --------

Net cash provided by operating activities   $  1,396    $  4,212    $ 17,957
                                            --------    --------    --------

                       CIRCON CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1996, 1997 and 1998

                                 (In thousands)

                                                             1996        1997        1998
                                                           --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES

  Disposals (acquisitions) of marketable securities, net   $  5,422    $    (41)   $    (48)
  Purchases of property, plant and equipment and other       (6,306)     (4,938)     (4,247)
                                                           --------    --------    --------

  Net cash used in investing activities                        (884)     (4,979)     (4,295)
                                                           --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                      7,861         536       2,108
  Repayments of long-term obligations                       (21,379)     (1,766)    (13,905)
  Tax benefit from exercise of stock options                  1,643         118         438
                                                           --------    --------    --------

Net cash used in  financing activities                      (11,875)     (1,112)    (11,359)
                                                           --------    --------    --------

Effect of foreign exchange on cash                               11        (695)       (820)
                                                           --------    --------    --------

Net decrease in cash and temporary cash investments         (11,352)     (2,574)      1,483
                                                           --------    --------    --------

Cash and temporary cash investments, beginning of period     17,586       6,234       3,660
                                                           --------    --------    --------

Cash and temporary cash investments, end of period         $  6,234    $  3,660    $  5,143
                                                           ========    ========    ========

SUPPLEMENTAL DISCLOSURES
  Cash paid for interest                                   $  3,294    $  4,297    $  2,830
  Cash paid (refunded) for income taxes, net                    410         (86)      1,782

                   The accompanying notes are an integral part
                        of these consolidated statement.

                      CIRCON CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 1998
             (In thousands except share and per share information)

(1)  ACQUISITION OF CIRCON BY MAXXIM MEDICAL, INC.

  On November 21, 1998 Circon Corporation ("Circon") entered into a merger agreement with Maxxim Medical, Inc. ("MAM") whereby MAM agreed to purchase all of the outstanding shares of Circon at $15.00 per share. On January 8, 1999, pursuant to the merger agreement, the transaction was completed.

  Expenses of $1,775 were recorded in the fourth quarter of 1998 related to costs incurred in connection with the merger with MAM.

(2)  BACKGROUND

  The Company markets medical devices for diagnosis and minimally invasive surgery and general surgery. The Company's products are used in a number of medical specialities including urology, gynecology, arthroscopy, laparoscopy, thorascopy and plastic surgery. The Company's products compete in markets characterized by continuing technological innovation, increasing competition and pressures on cost. Political, economic and regulatory influences are subjecting the Company's industry in the United States to rapid, continuing and fundamental change.

  The Company sells products worldwide from its facilities in the United States, Canada, and France. Products were previously sold from a German facility, which was closed as of December 31, 1997 (see Note 7). Net sales by geographic area are as follows:

                                                                        1996          1997          1998
                                                                    ----------    ----------    ----------

Domestic sales                                                      $  131,675    $  138,166    $  134,626
International sales                                                     22,104        21,788        18,011
                                                                    ----------    ----------    ----------
                                                                    $  153,779    $  159,954    $  152,637
                                                                    ==========    ==========    ==========


  Total net long-lived assets for all foreign entities are $467, $457, and $408 in 1996, 1997, and 1998, respectively.

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

  The Company prepares its consolidated financial statements in accordance with generally accepted accounting principles, which require that management make estimates and assumptions that affect the reported amounts. Actual results could differ from these estimates.

Principles of Consolidation

  The consolidated financial statements include the accounts of Circon and its domestic and foreign subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Sales Recognition

  The Company recognizes revenue from product sales upon shipment of goods.

Earnings Per Share

  Basic earnings per share have been computed by dividing net income by the weighted average number of shares of common stock . Diluted earnings per share have been computed by dividing net income by the weighted average number of share of common stock and common stock equivalents outstanding during the year. The number of common shares used in the calculation of diluted earnings per share was increased for the dilutive effect of shares issuable upon the exercise of warrants and stock options.

Inventory

  Inventories include costs of materials, labor and manufacturing overhead. Inventories are priced at the lower of cost (first-in, first-out) or market.

Property, Plant and Equipment and Other Assets

  Depreciation of property, plant and equipment and amortization of other assets are provided for using the straight-line method over the following estimated useful lives:


Buildings                                                            31-33 years
Manufacturing equipment                                              3-10 years
Office and other equipment                                           4-10 years
Demonstration equipment                                               3 years
Leasehold improvements and leasehold interest            Lower of estimated useful life or
                                                                remaining term of lease
Goodwill                                                             20-40 years
Patents and licenses                                                 3-17 years
Trademarks                                                           10-15 years
Other                                                                5-21 years

  The Company capitalizes expenditures that materially increase asset lives and charges ordinary maintenance and repairs to operations as incurred. When properties are disposed of, the costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

  Long lived assets and intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (See Note 6).

  Demonstration equipment, which is eventually refurbished and sold, is depreciated on a straight-line basis, after considering estimated residual value.

Currency Translation Adjustment

  The assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. The related translation adjustments are recorded as cumulative translation adjustment in accumulated other comprehensive income (loss). Revenues and expenses are translated at the average exchange rates in effect during the period.

Research and Development

  Expenditures for research and development are charged to operations as incurred.

Cash and Temporary Cash Investments

  The Company's cash and temporary cash investments include investments in bank money market funds and other short-term, highly liquid investments with maturities of three months or less.

(4)  FACILITY SHUT-DOWN

  During 1996, the Company announced the planned closure of its Langhorne, Pennsylvania facility. The closure was completed by the end of 1996 and has resulted in reduced operating costs through human resource and facility rationalization. In connection with this plan, the Company recorded a pre-tax charge of $2,629 consisting of $2,174 of employee severance and out-placement costs and $455 of cancellation of operating leases and other facility closure costs. Substantially all costs incurred in connection with this plan were paid during 1996.

(5)  USSC TENDER OFFER

  On August 1, 1996, United States Surgical Corporation ("USSC") through its wholly-owned subsidiary, USS Acquisition Corp., launched an unsolicited tender offer (the "Offer") for all of the common stock of the Company at a price of $18 per share. The Board of Directors considered the Offer and recommended that stockholders reject it so the Company could continue to pursue its strategic plan. In reaching its conclusion, the Board retained and consulted with Bear Stearns and Company as financial advisors and Wilson, Sonsini, Goodrich & Rosati as legal advisors. In addition, the Company retained The Abernathy/MacGregor Group Inc. to advise the Company on public relations matters, Corporate Investors Communications, Inc. to assist the Company in connection with communications to stockholders and William M.Mercer Incorporated to advise the Board of Directors on certain employee matters. In connection with rejecting the Offer, the Company adopted a Shareholder's Rights Plan and an Employee Retention Plan, both of which were the subject of a lawsuit brought by USSC against the Company and certain of its officers and directors. In addition, the Company and certain of its directors and officers are also defendants in certain class action lawsuits purportedly brought on behalf of Circon stockholders. On December 16, 1996, USSC reduced the offer to $17 per share and extended the solicitation until February 13, 1997. On February 13, 1997, the offer was again extended to June 16, 1997. On June 16, 1997, USSC modified their tender offer by lowering the price to $14.50 and reducing the number of shares to 973,174 or 7.3% of Circon's total outstanding shares. On July 14, 1997, USSC purchased 973,174 shares at $14.50 per share. On August 5, 1997, USSC launched a new tender offcer for all of the common stock of the Company at a price of $16.50 per share until November 25, 1997. On November 25, 1997, the offer of $16.50 per share was extended until January 15, 1998. On January 15, 1998, the offer of $16.50 was extended until July 16, 1998. On September 16, 1998, USSC allowed its $16.50 per share tender offer to expire. Tyco International Corporation completed its acquisition of USSC on October 2, 1998. The Company charged $3,000 into expense in 1996 primarily for costs related to the Offer and defending the stockholder litigation (see Note 20).

(6)  INTANGIBLE WRITE-DOWN

  In the fourth quarter of 1998, Circon incurred a pre-tax charge of $2,763 for the impairment of certain trademarks and other intangibles which were written down to estimated fair value. During 1998, two of the Company's products experienced significant declines in sales volume due primarily to the expiration of patents. Accordingly, management concluded that an impairment of the value of the related intangibles had occurred. The estimated fair value of the intangible was determined based upon the projected discounted cash flows from these products.

(7)  REORGANIZATION

  During the third quarter of 1997 the Company undertook a cost reduction/income enhancement program to improve operating margins in the second half of 1997 and 1998. As part of this program, the Company eliminated certain domestic sales territories and realigned others. The Company recorded a $139 charge for the payment of employee severance.

  In the fourth quarter of 1997, the Company reorganized its European operations to consolidate customer service, operations, finance, and sales and marketing functions in Paris, France. As part of this consolidation, Circon closed its operations in Munich, Germany and recorded a charge of $373 for costs associated with employee severance and lease buyouts.

  Substantially all of the reorganization costs referred to above were paid in 1997.

(8)  NON-RECURRING TAX PROVISION (BENEFITS)

  During the second quarter of 1996, Cabot Medical Corporation ("Cabot"), a wholly owned subsidiary that was acquired by Circon in 1995, was liquidated and merged into Circon. Prior to the merger, the Cabot net operating loss carryforwards ("NOL's") had a valuation allowance since historical data did not support current recognition of the loss carryforwards. With the liquidation, Circon's ability to utilize these NOL's became more probable than not and the Company recognized a nonrecurring tax benefit by reducing the valuation allowance by $2,000 in 1996.

  During the fourth quarter of 1997, Circon recorded $850 of non-recurring tax benefits resulting primarily from the reorganization of Circon's German subsidiary. The reorganization enabled Circon to record the tax benefit of German losses and closing costs that were not previously recorded by the Company.

  During the fourth quarter of 1998, Circon recorded $839 of additional tax provision by increasing the valuation allowance. Management believes that it is more likely than not that certain deferred tax assets related to state net operating loss carryforwards and other tax credit carryforwards will not be utilized prior to expiration.

(9)  MARKETABLE SECURITIES

  The following summarizes the Company's marketable securities at December 31, 1997 and 1998:

                                                                                        1997                   1998
                                                                                  -----------------      -----------------
Available For Sale
Mutual fund of preferred stock of utility companies                                $      1,115           $      1,163
                                                                                  =================      =================

(10)  INVENTORIES

  Inventories at December 31, 1997 and 1998 consist of the following:

                                                                              1997                   1998
                                                                       -----------------      -----------------
Raw materials                                                          $      8,559           $      7,201
Work in process                                                              18,309                 18,393
Finished goods                                                               11,621                 11,966
                                                                       -----------------      -----------------
                                                                       $     38,489           $     37,560
                                                                       =================      =================

(11) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consists of the following at December 31, 1997 and 1998:


                                                                    1997                    1998
                                                             -----------------       -----------------
Land                                                          $      3,380             $      3,380
Building                                                            25,549                   26,070
Manufacturing equipment                                             22,154                   23,169
Office and other equipment                                          14,176                   14,950
Platinum used in manufacturing equipment                             1,423                    1,446
Demonstration equipment                                             27,539                   29,268
Construction in progress                                               610                      383
Leasehold improvements                                               1,217                    1,219
                                                             -----------------       -----------------
                                                                    96,048                   99,885
Less Accumulated depreciation and amortization                     (42,545)                 (48,175)
                                                             -----------------       -----------------
                                                              $     53,503             $     51,710
                                                             -----------------       -----------------

(12) OTHER ASSETS

     Other assets consist of the following at December 31, 1997 and 1998:

                                                                                             1997                    1998
                                                                                  -----------------------------------------
Goodwill                                                                               $     15,451            $     15,105
Patents and licences                                                                          9,006                   4,153
Trademarks                                                                                   20,536                  18,767
Other                                                                                         3,368                   2,839
                                                                                       ------------            ------------
                                                                                             48,361                  40,864
Less-Accumulated amortization                                                               (17,726)                (15,423)
                                                                                       ------------            ------------
                                                                                       $     30,635            $     25,441
                                                                                       ============            ============

(13) ACCRUED LIABILITIES

  Accrued liabilities consist of the following at December 31, 1997 and 1998:

                                                                                            1997                   1998
                                                                                       ------------------------------------
Payroll and payroll related                                                            $      6,135           $      7,323
Interest                                                                                         47                     25
Taxes-other than income                                                                       1,067                    524
Professional fees                                                                               615                  3,030
Other                                                                                         3,028                  3,256
                                                                                       ------------           ------------
                                                                                       $     10,892           $     14,158
                                                                                       ============           ============

(14) INCOME TAXES

   The components of the provision (benefit) for income taxes applicable to income (loss) for the three years ended December 31, 1996 and 1998 are as follows:

                                                                                 1996            1997        1998
                                                                            ----------        --------    --------
Federal
    Current                                                                 $    1,100        $      -    $    493
    Deferred                                                                    (3,164)          1,301         742
                                                                           -----------        --------    --------
                                                                                (2,064)          1,301       1,235
                                                                           -----------        --------    --------
State
    Current                                                                        148               -          87
    Deferred                                                                      (158)            110         131
                                                                           -----------        --------    --------
                                                                                   (10)            110         218
                                                                            ----------        --------    --------
Foreign
    Current                                                                          1              15          50
                                                                            ----------        --------    --------
    Provision (benefit) for income taxes                                    $ ( 2,073)       $   1,426    $  1,503
                                                                            ==========       =========    ========

    The income (loss) before provision for income taxes includes foreign pretax losses of $427, $394 and $1,615 in 1996, 1997 and 1998, respectively.

    For income tax purposes, the Company deducts the difference between market value and exercise price arising from the exercise of non-qualified stock options and disqualifying dispositions of stock acquired under the Company's qualified plans. Any reductions in income taxes payable resulting from these differences are credited to additional paid in capital. A benefit of $1,643, $118 and $438 was credited to additional paid in capital during 1996, 1997, and 1998, respectively.

  A reconciliation of the provision (benefit) for income taxes to the Federal statutory provision (benefit) is as follows:

                                                                            1996             1997         1998
                                                                        ----------        ---------     --------
Federal statutory provision (benefit)                                   $       (1)      $   2,218    $    (364)
State tax, net of federal income tax (provision) benefit                       (10)            261          144
Addition (reduction) in valuation allowance                                 (2,000)           (305)         839
Non-deductible goodwill and amortization                                        20              98           67
Benefit of foreign sales corporation                                          (350)           (208)        (117)
Loss of foreign subsidiaries for which no benefit is
    currently available                                                        145             134          630
Deduction related to foreign subsidiary                                          -            (545)           -
Non-deductible merger costs                                                      -               -          358
Research and development credit                                               (115)           (178)        (163)
Other                                                                          238             (49)         109
                                                                        ----------        --------     --------
                                                                        $   (2,073)      $   1,426     $  1,503
                                                                        ==========        ========     ========

  The components of the net deferred tax asset are as follows:

                                                                                             1997                    1998
                                                                                  -----------------------------------------
Inventory reserves                                                                     $      3,215            $      3,686
Accrued vacation                                                                                673                     833
Net operating loss carryforwards                                                              3,772                   3,110
Income tax credit carryforwards                                                               2,797                   2,772
Depreciation                                                                                 (5,320)                 (6,701)
Other reserves                                                                                2,285                   3,270
Other                                                                                          (560)                    323
                                                                                       ------------            ------------
                                                                                              6,862                   7,293
Valuation allowance                                                                            (401)                 (1,240)
                                                                                       ------------            ------------
Net deferred tax asset                                                                 $      6,461            $      6,053
                                                                                       ============            ============

    At December 31, 1997 and 1998, the Company has recorded a deferred tax asset of $2,797 and $2,772, respectively, consisting of research and development credits not previously utilized and alternative minimum tax credit carryforwards. To the extent not used, the research and development tax credit carryforward expires in various amounts beginning in 2006. Additionally, the Company has a deferred tax asset for federal and various state net operating losses of $3,772 and $3,110 in 1997 and 1998, respectively. The federal net operating loss will begin expiring in 2006 and the various state net operating losses will begin expiring in 1999.

    Based on projected earnings and the Company's current tax planning strategies, the Company believes it is more probable then not that the net deferred tax asset will be realized.

(15) LONG-TERM OBLIGATIONS

  Long-term obligations as of December 31, 1997 and 1998 consist of the following:

                                                                                             1997                    1998
                                                                                     --------------------------------------
Revolving credit facility                                                              $     46,000            $     32,500
Industrial development authority bonds due December 2, 2006                                   3,165                   2,775
Other                                                                                            24                      24
                                                                                       ------------            ------------
                                                                                             49,189                  35,299
Less - Current maturities                                                                      (390)                   (405)
                                                                                       ------------            ------------
                                                                                       $     48,799            $     34,894
                                                                                       ============            ============

    The Company has a five year $75,000 reducing revolving credit facility (the "Credit Facility") with a syndicate of banks which provides for direct borrowings and a maximum of $5,000 in letters of credit. The line of availability under the credit facility is reduced by $3,000 every six months and is $60,000 at December 31, 1998. The Company has the option to borrow money based upon (i) the higher of the prime rate or an adjusted federal funds rate or
(ii) an adjusted Eurodollar rate. The unused portion of the Credit Facility has a commitment fee which ranges from .1875% to .375%. The Credit Facility, which expires August 1, 2001, contains certain restrictive financial covenants and is secured by substantially all of the assets of the Company.

    The Company has a letter of credit in the amount of approximately $3,307 as of December 31, 1998 underlying $3,555 of tax exempt Industrial Development Authority Bonds (the "Bonds") issued in December 1991 with a 15 year maturity requiring monthly interest payments and annual principal payments. The letter of credit has a renewable 5 year term and carries an annual fee of 1% of the outstanding bond principal amount. The bonds are subject to weekly repricing at an interest rate based on the remarketing agents' professional judgement and prevailing market conditions at the time. The Bonds and the letter of credit are collateralized by the Company's two Langhorne, Pennsylvania facilities. These facilities had a net carrying value of $4,300 as of December 31, 1998.

    Future principal maturities of the long-term obligations are as follows:

1999                                                                                   $               405
2000                                                                                                   430
2001                                                                                                32,950
2002                                                                                                   475
Thereafter                                                                                           1,039
                                                                                       -------------------
                                                                                       $            35,299
                                                                                       ===================

    On January 8, 1999, the loan was fully paid down by MAM and the credit facility was terminated.

(16) RETIREMENT PLANS

    The Company has a defined benefit retirement plan (the "Plan") covering certain hourly union employees at one of the Company's manufacturing facilities.

    The following table represents the Plan's beginning benefit obligation balance reconciled to the ending benefit obligation balance, beginning fair value of plan assets balance reconciled to the ending fair value of plan assets balance and the funded status reconciled to the Consolidated Balance Sheet:

                                                                                                   At December 31,
                                                                                             1997                    1998
                                                                                     --------------------------------------
Change in benefit obligation:
----------------------------
Benefit obligation at beginning of year                                                $      1,369            $      1,493
(Gain)/loss due to change in estimates at prior measurement date                                (41)                    210
Service cost                                                                                     79                      94
Interest cost                                                                                    98                     117
Actuarial (gain)/loss                                                                            34                       -
Benefits paid                                                                                   (46)                    (51)
                                                                                       ------------            ------------
Benefit obligations at the end of year                                                 $      1,493            $      1,863
                                                                                       ------------            ------------

Change in plan assets:
---------------------
Fair value of plan assets at beginning of year                                         $        951            $      1,086
(Gain)/loss due to change in estimates at prior measurement date                                  8                      (5)
Return on plan assets                                                                            48                      67
Employer contribution                                                                           125                     338
Benefits paid                                                                                   (46)                    (51)
                                                                                       ------------           -------------
Fair value of plan assets at end of year                                               $      1,086           $       1,435
                                                                                       ------------           -------------

                                                                                             1997                    1998
                                                                                       -------------------------------------

Funded status                                                                          $       (338)           $       (427)
Unrecognized net actuarial loss                                                                   2                       2
Unrecognized prior service cost                                                                 141                     185
Interest cost                                                                                   347                     547
                                                                                       ------------            ------------
Net amount recognized                                                                  $        152            $        307
                                                                                       ------------            ------------

Amounts recognized in the statement of financial position consist of:
   Prepaid benefit cost                                                                $        151            $        306
   Accrued benefit liability                                                                   (489)                   (733)
   Intangible asset                                                                             211                     187
   Accumulate other comprehensive income                                                        279                     547
                                                                                       ------------            ------------
Net amount recognized                                                                  $        152            $        307
                                                                                       ------------            ------------


                                                                                                   At December 31,
                                                                                           1997                   1998
                                                                                       ------------            ------------
Weighted-average assumptions
Discount rate                                                                                  7.00%                   7.00%
Expected return on plan assets                                                                10.00%                   7.00%
Rate of compensation increase                                                                   N/A                     N/A

Components of net periodic pension cost
                                                                                                   At December 31,
                                                                                           1997                   1998
                                                                                       ------------            ------------

Service cost                                                                           $         79            $         94
Interest cost                                                                                    98                     117
Expected return on plan assets                                                                  (99)                    (83)
Amortization of prior service cost                                                               23                      23
Recognized actuarial loss                                                                        11                      32
                                                                                       ------------            ------------
Net periodic pension cost                                                              $        112            $        183
                                                                                       ------------            ------------

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $1,863, $1,863 and $1,435, respectively, as of December 31, 1998, and $1,493, $1,423, and $1,086, respectively, as of December 31, 1997.

    Certain other hourly manufacturing employees are covered by a union sponsored collectively-bargained, multi-employer pension plan. Contributions to this plan are based on collectively-bargained agreements and were approximately $313, $331, and $186 in 1996, 1997, and 1998, respectively.

    The Company also maintains a 401(k) plan for all employees except those excluded by collective bargaining agreements. The Company matches 50% of the first 3% of employee contributions. The amounts charged to income for the Company match were $332, $512, and $498 in 1996, 1997, and 1998, respectively.

(17) STOCK-BASED COMPENSATION PLANS

    Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for phantom stock rights are recorded annually based on the quoted market price of the Company's stock at the end of the period

    The Company has two stock-based compensation plans, a 1993 Stock Option Plan (the "1993 Plan"), and a 1995 Directors Stock Option Plan (the "1995 Plan"). The Company accounts for these plans pursuant to APB No. 25, under which no compensation cost has been recognized for stock options granted. Had compensation cost for these stock options been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the following proforma amounts:

                                                                                            1997                    1998
                                                                                  -----------------      -----------------

Net income:  As Reported                                                               $      5,099           $    ( 2,573)
             Pro Forma                                                                        4,562                ( 3,277)

Basic EPS:   As Reported                                                               $       0.38           $     ( 0.19)
             Pro Forma                                                                         0.34                 ( 0.24)



    The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

    The 1993 Plan was adopted by the Board of Directors of Circon Corporation, and subsequently approved by the stockholders. Pursuant to the 1993 Plan, the Company may grant options for shares of common stock to employees and consultants of the Company, for a price not less than the fair market value on the date of grant. The total number of shares of stock with respect to which options may be granted under the 1993 Plan is 2,000,000 shares. As of December 31, 1998, 819,276 options have been issued under the 1993 Plan.

    The 1995 Plan was adopted by the Board of Directors of Circon Corporation, and subsequently approved by the stockholders. Pursuant to the 1995 Plan, the Company may grant options for shares of common stock to directors who are not officers of the Company, for a price not less then 85% of the fair market value of the common stock on the date of grant, The total number of shares of stock with respect to which options may be granted under the 1995 Plan shall be 200,000 shares. As of December 31, 1998, 64,574 options have been issued under the 1995 plan.

  Option activity during 1996, 1997 and 1998 are summarized as follows:

                                                           1996                            1997                            1998
                                                     -------------------------  --------------------------   ----------------------
                                          Option                  Weighted                      Weighted                  Weighted
                                         Exercise                  Average                      Average                   Average
                                           Price                   Exercise                     Exercise                  Exercise
                                           Range       Shares        Price          Shares        Price        Shares       Price
                                     --------------  ----------    -----------  ------------   -----------   ----------  ----------
Outstanding at beginnig of year      $  3.50-18.75    1,669,649    $ 10.740      1,041,318     $  10.054     1,090,839    $  10.918
Granted                                 9.75-16.75      176,402      10.304        204,378        15.026        91,482       11.451
Exercised                               3.50-16.00    ( 675,667)     11.596       ( 53,613)       10.009     ( 165,712)     10.074
Forfeited                               5.00-17.00    ( 129,066)     11.186      ( 101,244)      10.786       ( 47,704)      12.289
                                                      ---------                  ---------                    ---------
Outstanding at end of year              3.50-18.75    1,041,318      10.054      1,090,839        10.918       968,905       11.046
Exercisable at end of year              3.50-18.75      428,737      10.451        595,439        10.734       590,117       11.363
Weighted average fair value of
  options granted                                                     6.270                        9.701                      7.850

    The following table summarizes information about stock options outstanding at December 31, 1998:

                                                   Options Outstanding                                 Options Exercisable
-----------------------    -------------------  --------------------   -----------------   --------------------------------------
                               Number            Weighted Average         Weighted             Number               Weighted
      Range of             Outstanding at          Remaining              Average            Exercisable at          Average
   Exercise Prices             12/31/98          Contractual Life        Exercise Price        12/31/98           Exercise Price
-----------------------    ------------------   -------------------    -----------------    ----------------    -----------------
$     3.50  -   $   6.25              43,330                  0.323         $      4.049              43,330    $           4.049
      6.26  -      12.75             669,511                  5.341                9.690             350,609                9.695
     12.76  -      18.75             256,064                  7.249               15.777             196,178               15.960
                           -----------------                                                ----------------

$     3.50      $  18.75             968,905                            $         11.046             590,117    $          11.363
                           =================                                                ================

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1997 and 1998, respectively: risk-free interest rates of 6.27 and 5.07 percent; expected lives of 7 years; expected dividend rate of zero; and expected volatility of 54.41 and 54.61 percent.

    In connection with the merger with MAM, all options at or below the $15.00 per share acquisition price became fully vested and were required to be exercised or forfeited. In January 1999, 761,474 shares were issued pursuant to such provision.

    In addition, the Company has an employee stock purchase plan. Under such plan, employees may purchase the Company's common stock. The Company matches 20% of the employee purchase. Such purchases are limited to 7% of the employees's salary.

(18) EARNINGS PER SHARE

    A reconciliation of the Company's basic and diluted earnings (loss) per share calculations for the three years ended December 31, 1998 is as follows:

                                                                                                                          Per Share
                                                                                Income               Shares                Amount
                                                                          --------------        --------------       ---------------

For the year ended December 31, 1996:
-------------------------------------
Basic Earnings Per Share:
Net Income                                                                $        2,071                12,828       $          0.16
Stock Options and Warrants                                                                                 511
                                                                                                --------------
Basic and Diluted Earnings Per Share:
Net Income                                                                $        2,071                13,339       $          0.16
                                                                           ==============        ==============       ==============
For the year ended December 31, 1997:
-------------------------------------
Basic Earnings Per Share:
Net Income                                                               $         5,099                13,260      $           0.38
Stock Options and Warrants                                                                                 398
                                                                                                --------------
Diluted Earnings Per Share:
Net Income                                                                $        5,099                13,658       $          0.37
                                                                          ==============        ==============       ===============

For the year ended December 31, 1998:
-------------------------------------
Basic and Diluted Loss Per Share:
Net Loss                                                                  $      ( 2,573)               13,392       $       ( 0.19)


    Options and warrants to purchase 357,034, 257,707 and 354,610 shares of common stock as of December 31, 1996, 1997 and 1998, respectively, were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares. In 1998, the stock options and warrants have not been included in the diluted loss per share as such options and warrants would be anti-dilutive.

(19) RIGHTS AND WARRANTS

    On August 21, 1996, the Company issued a dividend of one right ("Right") for
each share of the Company's common stock.   Each Right represents the right to
purchase one-thousandth of a share of Series A Participating Preferred Stock upon terms and conditions set forth in the Rights Agreement. Accordingly, 40,000 of the Company's authorized but unissued Preferred Stock was designated as "Series A Participating Preferred Stock."

    In 1989, the Company issued to the Company's former president warrants (the "Warrants") to purchase up to $2.5 million of common stock at $4.33 per share (or less under certain circumstances). The Warrants were issued in consideration for the president agreeing to restructure his commitment to provide working capital to the Company and to convert, at the demand of the Company, outstanding borrowings owed to him into common shares (at the market price per share an the conversion date) to prevent technical default under the Company's loan agreement (the "Stock Purchase Commitment"). On May 7, 1990, the Company's president agreed to return the Warrants. The Company terminated the Stock Purchase Commitment and issued a warrant which allowed him to purchase 100,000 shares of common stock at $4.61 per share. Prior to the merger with MAM, this warrant was exercised and accordingly an additional 100,000 shares were issued in January 1999.

    The Company has a warrant plan for consultants. A total of 25,000 shares of common stock has been reserved under this plan and warrants to purchase 3,000 shares have been granted with an exercise price of $18.75 per share, of which 1,000 are outstanding at December 31, 1998.

    Pursuant to the merger with Cabot in August 1995, the Company assumed 126,767 outstanding warrants issued to Medical Engineering Corporation at an exercise price of $28.398 per share. These warrants remain outstanding at December 31, 1998 and expire on July 29, 1999.

(20) COMMITMENTS AND CONTINGENCIES

  Leases

    The Company leases five facilities, one in Connecticut which expires in 2003, one in Ohio which expires in 1999, one in France which expires in 2002 and two in Canada which expire in 2002. These leases provide for additional rental payments to cover property taxes, insurance and maintenance, In addition, the Company leases office equipment and vehicles. Rental expense for the years ended December 31, 1996, 1997 and 1998 was $1,497, $1,910 and $1,537, respectively.

  The minimum lease payments at December 31, 1997 are as follows:

         1999                                                                        $           1,814
         2000                                                                                    1,832
         2001                                                                                    1,760
         2002                                                                                    1,807
         2003                                                                                    1,771
         2004 and thereafter                                                                     1,821
                                                                                     -----------------
                                                                                     $          10,805
                                                                                     =================

Contingencies

    In May 1996, an action was brought against the Company and certain officers and directors alleging that the defendants knew synergies from the Cabot merger would not be achieved but misrepresented to the public they would be achieved, in order to obtain approval for the merger.

    In August 1996 and shortly thereafter, actions were brought against the Company and certain officers and directors alleging breach of fiduciary duty by taking steps to resist the hostile USSC tender offer.

    The Company believes the above actions are without merit and intends to vigorously defend the suits. Litigation is inherently unpredictable. No assurance can be given that the Company will be successful in these matters, or that they will not result in future charges to income which could be significant.

    In the course of conducting its business, the Company has various claims asserted against it. Management believes the outcome of these claims will not have a material adverse effect on the Company's financial position or results of operations

(21) QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of unaudited selected quarterly financial data for the years ended December 31, 1997 and 1998:

                                                                       Quarter Ended
                                            ----------------------------------------------------------------------
                                               March 31       June 30           September 30           December 31
                                            -----------    ----------        ---------------        --------------
1997
     Net Sales                              $    38,393    $   40,455        $        41,034        $       40,072
     Gross Profit                                21,466        21,782                 22,257                22,487
     Operating Income                             2,003         1,522                  2,897                 3,787
     Net Income                                     791           440                  1,236                 2,632
     Basic earnings per share               $      0.06    $     0.03 (A)   $           0.09 (B)   $          0.20
     Diluted earnings per share             $      0.06    $     0.03 (A)   $           0.09 (B)   $          0.19

1998
     Net Sales                              $    36,279    $   37,251        $        38,400        $       40,707
     Gross Profit                                20,408        20,817                 21,173                20,308
     Operating Income                             2,758         3,272                  4,492                (5,744)
     Net Income                                   1,219         1,725                  2,493                (7,037)
     Basic earnings per share               $      0.09    $     0.13        $          0.19 (C)   $         (0.53)
     Diluted earnings per share             $      0.09    $     0.13        $          0.18 (C)   $         (0.53)

A.      Includes a charge associated with a cost reduction program - see Note 7.
B.      Includes a charge for reorganization of the European operations and a non-recurring tax benefit - see Notes 7 and 8.
C.      Includes a charge for the write-down of intangibles, merger and other costs - see Notes 1 and 6.

INDEPENDENT AUDITORS' REPORT

The Board of Shareholders of Circon Corporation:

    We have audited the consolidated balance sheets of Circon Corporation (a Delaware) corporation and subsidiaries as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Circon Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31 ,1998 in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP

Stamford, Connecticut
February 19, 1999

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    MAXXIM MEDICAL, INC.



Dated:  March 19, 1999              By:  /s/ Kenneth W. Davidson
                                                 Kenneth W. Davidson
                                         Title:  President and Chief Executive
                                         Officer

                                  EXHIBIT INDEX


Exhibit
Number                              Description
------- ------------------------------------------------------------------------

2.1 Agreement and Plan of Merger, dated as of November 21, 1998, by and among Maxxim Medical, Inc., a Delaware corporation ("Parent"), MMI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and Circon Corporation, a Delaware corporation the (" Company") is incorporated by reference to Exhibit (c)(1) to the Registrant's Schedule 14D-1 filed with the Commission on November 30, 1998, as amended on December 10, 1998, January 5, 1999 and January 6, 1999.


99.3 Press Release dated January 6, 1999, is incorporated by reference to Exhibit (a) (12) to Maxxim's Schedule 14D-1 filed with the Commission on November 30, 1998, as amended on December 10, 1998, January 5, 1999 and January 6, 1999.